KPMG LLP	Telephone	617 988 1000
99 High Street	Fax	617 507 8321
Boston, MA 02110-2371	Internet	www.us.kpmg.com

November 27, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The First Financial Fund, Inc. and, under the date of May 22, 2006, we reported on the financial statements of The First Financial Fund, Inc. as of and for the years ended March 31, 2006 and 2005. On July 24, 2006, our appointment as principal accountants was terminated. We have read The First Financial Fund, Inc.’s statements included under Sub-item 77K of Form N-SAR dated November 27, 2006, and we agree with such statements.

Very truly yours,

KPMG LLP

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KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.